Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273752

PROSPECTUS SUPPLEMENT NO. 23
(to prospectus dated September 12, 2023)

NAUTICUS ROBOTICS, INC.
Up to 1,890,066 Shares of Common Stock
___________________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 12, 2023 (the “Prospectus”), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale or other disposition from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of up to an aggregate 1,890,066 shares (“Resale Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of Nauticus Robotics, Inc., a Delaware corporation (the “Company” and, together with the Selling Securityholders, the “RRA Parties”). The Resale Shares were issued to the Selling Securityholders pursuant to and in consideration of the RRA Parties’ agreements set forth in the RRA Amendment (as defined in the Prospectus), including with respect to and in full satisfaction of certain liquidated damages provided for under the RRA (as defined in the Prospectus).

We will bear all costs, expenses and fees in connection with the registration of the Resale Shares and will not receive any proceeds from the sale of the Resale Shares. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales (if any) of the Resale Shares.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, any may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “KITT.” The closing price of our Common Stock on September 3, 2024 was $1.66 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 5, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):September 2, 2024
NAUTICUS ROBOTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40611	87-1699753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
17146 Feathercraft Lane, Suite 450, Webster, TX 77598
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (281) 942-9069
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KITT	The Nasdaq Stock Market LLC
Warrants	KITTW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On September 2, 2024, Nauticus Robotics, Inc. (the "Company") entered into Letter of Intent (the "LOI") with ATW Special Situations I LLC ("ATW"). Pursuant to the LOI, ATW will exchange the Original Issue Discount Exchanged Senior Secured Convertible Debentures Due September 9, 2026 (the “New Debenture”) issued by the Company for certain convertible preferred stock (the “Preferred Stock”) of the Company (the “Exchange”). The conversion mechanics contained in the Preferred Stock will be substantially similar to the Alternate Conversion Price, as defined in the New Debenture, with an adjustment to the Floor Price, as defined in the New Debenture (subject to approval by The Nasdaq Stock Market). The Preferred Stock will also contain substantially similar commercial terms to the New Debenture, provided, however, that any such terms may be modified to the extent necessary for the Preferred Stock to be accounted for as equity in the financial statements of the Company. Final terms and conditions, including those customary for transactions such as the Exchange, will be contained within the definitive agreements governing such Exchange, including, but not limited to, an exchange agreement and a certificate of designation for a new series of convertible preferred stock of the Company.

The LOI is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Letter of Intent dated September 2, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Cautionary Language Regarding Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act"), and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words "believes," "estimates," "expects," "projects," "forecasts," "may," "will," "should," "seeks," "plans," "scheduled," "anticipates," "intends," or "continue" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that may cause actual events, results, or performance to differ materially from those indicated by such statements. These forward-looking statements are based on Nauticus' management's current expectations and beliefs, as well as a number of assumptions concerning future events. There can be no assurance that the events, results, or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and Nauticus is not under any obligation and expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports which Nauticus has filed or will file from time to time with the Securities and Exchange Commission (the "SEC") for a more complete discussion of the risks and uncertainties facing the Company and that could cause actual outcomes to be materially different from those indicated in the forward-looking statements made by the Company, in particular the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in documents filed from time to time with the SEC, including Nauticus' Annual Report on Form 10-K filed with the SEC on April 10, 2024. Should one or more of these risks, uncertainties, or other factors materialize, or should assumptions underlying the forward-looking information or statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated, or expected. The documents filed by Nauticus with the SEC may be obtained free of charge at the SEC's website at www.sec.gov.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 5, 2024	Nauticus Robotics, Inc.

	By:	/s/ John Symington
		Name:	John Symington
		Title:	General Counsel